Exhibit 99.1

Radiant Systems, Inc. Reports First Quarter Results; Continued Growth Results in Adjusted Earnings of $0.10 Per Diluted Share in the First Quarter

ATLANTA—(BUSINESS WIRE)—April 26, 2006—Radiant Systems, Inc. (NASDAQ: RADS), a leading provider of innovative technology for the hospitality and retail industries, today announced financial results for the first quarter ended March 31, 2006.

Summary financial results for the first quarter of 2006 are as follows:

•	Total revenues for the period were $49.0 million, an increase of 31.3 percent over revenues of $37.3 million for the same period in 2005.

•	Net income for the period, including the impact of employee stock option expense, was $683,000, or approximately $0.02 per diluted share, a decrease of $489,000, or $0.02 per diluted share, compared to the same period in 2005.

•	Adjusted net income (non-GAAP) for the period, which excludes amortization of acquisition related intangible assets, non-recurring charges and compensation expense related to the issuance of employee stock options, was $3.4 million, or $0.10 per diluted share, an increase of $0.9 million, or $0.02 per diluted share, compared to the same period in 2005.

John Heyman, the Company’s chief executive officer said, “We are very pleased with the reception our offerings are seeing in the marketplace, as indicated by another record revenue quarter. New product introductions, increased sales activity and complementary acquisitions have been key drivers of our growth.”

Heyman added, “We continue to see strong demand across our segments. Our pipeline is strong, our customer base is diverse and our products are delivering strong returns for our customers. Additionally, we have enhanced our capabilities through the addition of the MenuLink and Synchronics organizations. These factors should result in increased revenues and earnings throughout the year.”

“In addition to our continued revenue growth, we are pleased to see improvement in our gross profit margin,” said Mark Haidet, the Company’s chief financial officer. “This improvement was primarily in our service margin through improved utilization of resources and increased revenues.”

Haidet continued, “Based on our results in the quarter as well as our strong pipeline and visibility into the business, we are updating our guidance for 2006.”

The Company’s updated guidance is as follows:

	Revenue Range (millions)	Adjusted Earnings (non-GAAP) / Share Range
Quarter ending June 30, 2006	$ 51 - $ 53	$.10 - $.12
Year ending Dec. 31, 2006 - previous	$205 - $218	$.47 - $.55
Year ending Dec. 31, 2006 - updated	$210 - $218	$.48 - $.55

Commencing in the first quarter of 2006, the Company implemented the Statement of Financial Accounting Standard No. 123R (“FASB 123R”). The statement requires companies to expense the fair value of grants made under stock option programs over the vesting period of the options. The expense is a non-cash transaction. The Company adopted the “Modified Prospective Application” transition method that does not result in the restatement of previously issued financial statements. In its press releases, the Company will report its net income and earnings per share during fiscal year 2006 on both Generally Accepted Accounting Principles (“GAAP”) (which includes the share-based payment charge, which represents the non-cash stock option expense) and non-GAAP (which excludes the share-based payment charge) bases in order to facilitate analysis of the business and meaningful period-to-period comparison.

On October 6, 2005 the Company completed its acquisition of MenuLink Computer Solutions, Inc. (“MenuLink”). All MenuLink operations are included in the Company’s 2005 financial statements as of the date of the acquisition. On January 3, 2006, the Company completed the acquisition of substantially all of the assets of Synchronics, Inc. (“Synchronics”). All Synchronics operations are included in the Company’s 2006 financial statements as of the date of the acquisition.

The Company provides adjusted net income and adjusted net income per share in this press release as additional information relating to the Company’s operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from adjusted net income measures used by other companies. Net income has been adjusted to exclude amortization of acquisition related intangible assets, non-recurring charges and compensation expense related to the issuance of employee stock options and includes the ongoing cash benefit of the utilization of net operating losses. The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its first quarter 2006 conference call today at approximately 5 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Radiant’s web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-587-0679.

Founded in 1985, Radiant Systems, Inc. provides innovative store technology for the hospitality and retail industries. Radiant’s point-of-sale, self-service kiosk and back-office technology enables operators to drive top-line growth and improve bottom-line performance. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 50,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a large portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31,	December 31,
	2006	2005
ASSETS

Current assets
Cash and cash equivalents	$13,862	$17,641
Accounts receivable, net	32,600	27,559
Inventories	20,115	18,093
Other short-term assets	2,571	2,287

Total current assets	69,148	65,580

Property and equipment, net	11,171	9,607
Software development costs, net	2,543	2,249
Goodwill	61,302	44,239
Intangibles, net	29,590	20,537
Other long-term assets	298	293

	$174,052	$142,505

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$24,972	$23,992
Accrued contractual obligations and payables due to Related Party	2,348	1,947
Customer deposits and unearned revenue	17,354	12,490
Current portion of long-term debt	7,246	4,329

Total current liabilities	51,920	42,758

Client deposits and deferred revenues, net of current portion	329	376
Long-term debt, less current portion	25,909	14,133
Other long-term liabilities	756	805

Total liabilities	78,914	58,072

Shareholders’ equity
Common stock, no par value; 100,000,000 shares authorized; 31,071,470 and 30,094,973 shares issued and outstanding, respectively	—	—
Additional paid-in capital	134,909	124,744
Accumulated other comprehensive loss	(430)	(287)
Accumulated deficit	(39,341)	(40,024)

Total shareholders’ equity	95,138	84,433

	$174,052	$142,505

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the three months
	ended March 31,
	2006 GAAP	Adjustments		2006 Non-GAAP
Revenues:
System sales	$26,439			$26,439
Client support, maintenance and other services	22,598			22,598

Total revenues	49,037			49,037

Cost of revenues:
System sales	14,052	(94	)(a)	13,958
Client support, maintenance and other services	12,766	(52	)(a)	12,714

Total cost of revenues	26,818	(146)		26,672

Gross profit	22,219			22,365

Operating Expenses:
Product development	5,627	(166	)(a)	5,461
Sales and marketing	6,230	(155	)(a)	6,075
Depreciation of fixed assets	741			741
Amortization of intangible assets	2,047	(2,047	)(b)	—
General and administrative	5,995	(308	)(a)	5,687

Total operating expenses	20,640	(2,676)		17,964
Income from operations	1,579	2,822		4,401

Interest and other expense, net	617			617

Income from operations before income taxes	962			3,784

Income tax provision	279	143	(c)	422

Net income	683			3,362

Net income per share
Basic	$0.02			$0.11

Diluted	$0.02			$0.10

Weighted average shares outstanding:
Basic	30,838			30,838

Diluted	32,973			32,973

	For the three months ended March 31,
	2005 GAAP	Adjustments		2005 Non-GAAP
Revenues:
System sales	$20,402			$20,402
Client support, maintenance and other services	16,937			16,937

Total revenues	37,339			37,339
Cost of revenues:
System sales	10,629			10,629
Client support, maintenance and other services	11,260			11,260

Total cost of revenues	21,889	—		21,889

Gross profit	15,450			15,450

Operating Expenses:
Product development	2,973			2,973
Sales and marketing	4,211			4,211
Depreciation of fixed assets	811			811
Amortization of intangible assets	1,283	(1,283	)(b)	—
General and administrative	4,560			4,560

Total operating expenses	13,838	(1,283)		12,555

Income from operations	1,612	1,283		2,895

Interest and other expense, net	257			257

Income from operations before income taxes	1,355			2,638

Income tax provision	183			183

Net income	1,172			2,455

Net income per share
Basic	$0.04			$0.08

Diluted	$0.04			$0.08

Weighted average shares outstanding:
Basic	29,247			29,247

Diluted	30,302			30,302

(a)	The Company adopted SFAS 123(R) on January 1, 2006 using the Modified Prospective Method, which requires us to expense the fair value of grants made under stock option programs over the vesting period of the options. Previously we did not record compensation expense for employee stock options. The 2006 adjustments to costs of sales and operating expenses represent stock- based compensation expense recorded during the period. Total stock-based compensation expense during the quarter was $775,000 on a pre-tax and post-tax basis.
(b)	Adjustment represents the exclusion of amortization of intangible assets from non- GAAP results.
(c)	Tax effect of the non-GAAP adjustments described.

CONTACT:	Radiant Systems, Inc.
Sara Ford, 770-576-6832

SOURCE:	Radiant Systems, Inc.